CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Rockefeller Climate Solutions Fund, and the Rockefeller US Small Cap Core Fund, each a series of Trust for Professional Managers, under the heading “Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
March 27, 2025